Exhibit 99.1

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Andrew Moller
Executive Vice President and
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Investor Relations:
Joe Teklits/Jean Fontana
ICR, Inc.
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION ANNOUNCES

AMENDMENT AND EXTENSION OF EXISTING CREDIT FACILITY

Minneapolis, MN, May 27, 2008 – Christopher & Banks Corporation (NYSE: CBK) today announced that through its operating subsidiaries it has negotiated a Second Amendment to its Amended and Restated Credit and Security Agreement with Wells Fargo Bank, National Association (the “Credit Facility”). The Credit Facility was extended three years, with a new maturity date of June 30, 2011. The Company has also negotiated a reduction in the interest rate under the Credit Facility from the prime rate plus 1/4% to the prime rate minus 1/4%. In addition, under the Credit Facility, the Company has added the ability to borrow at an interest rate tied to the London Interbank Market Offered Rate (LIBOR).

At the end of fiscal 2008, the Company had $78.5 million of cash and cash equivalents and $23.4 million of long-term investments. The Company currently has no borrowings under the Credit Facility and historically has only used the Credit Facility to facilitate the opening of letters of credit in connection with importing merchandise.

Christopher & Banks is a Minneapolis-based retailer of women’s apparel.  As of May 27, 2008, the Company operated 851 stores in 46 states consisting of 551 Christopher & Banks stores, 264 C.J. Banks stores and 36 Acorn stores.

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